Exhibit 10.24

Name:	PAVENTURES II, LLC
Total Number of Shares:	[•]
Number of Time-Vesting Shares:	[•]
Number of Performance-Vesting Shares:	[•]
Date of Grant:	[•]

NIQ GLOBAL INTELLIGENCE PLC

2025 EQUITY INCENTIVE PLAN

RESTRICTED SHARE AGREEMENT

This agreement (this “Agreement”) evidences the grant (the “Award”) of restricted and unrestricted PubCo Shares (as defined below) (such PubCo Shares collectively, the “Shares”) by NIQ Global Intelligence plc (the “Company”) to the Person named above (the “Participant”) in consideration for such Person’s provision of services to the Company, including in connection with the provision of services by the manager of such Person, James Peck (the “Manager”), pursuant to and subject to the terms of the NIQ Global Intelligence plc 2025 Equity Incentive Plan (as amended from time to time, the “Plan”).

1. Grant of the Shares. The Company hereby issues to the Participant on the date of grant set forth above (the “Date of Grant”), pursuant to and subject to the terms set forth in this Agreement and in the Plan, the “Total Number of Shares,” set forth above subject to adjustment pursuant to Section 7 of the Plan in respect of transactions occurring after the date hereof. The Participant agrees that, as a condition to the grant of the Award to the Participant, the Participant will contribute and transfer all Incentive Shares in the capital of AI PAVE DUTCHCO I B.V. (the “Incentive Shares”) granted to the Participant pursuant to the Incentive Share Grant Agreements made on each of March 5, 2021, and June 17, 2024, each among AI PAVE DUTCHCO I B.V. and the Participant (the “Incentive Share Grant Agreement”) to NIQ Global Intelligence plc and, as of and following such time, the Participant shall have no further rights with respect to the Incentive Shares.

2. Meaning of Certain Terms. Except as otherwise defined herein, all capitalized terms used herein have the same meaning as in the Plan. The following terms have the following meanings:

(a).

“Active Service” means the Manager’s active service to the Company or any of its subsidiaries in any employment or independent contractor capacity. For avoidance of doubt, any period in which the Manager is on approved paid time off, medical, or parental leave shall constitute Active Service for purposes hereof (save where the laws governing the employment of the Manager determines otherwise), provided that the Manager is expected to return to active Service after the conclusion of such approved leave. The Administrator may determine in its sole discretion whether any other approved leave shall constitute Active Service hereunder.

(b).	“Advent” means Advent International Corporation.

(c).

“Advent Cash Amounts” means, as of a given Measurement Date, without duplication, the sum of the following: (i) the amount of cash proceeds received by the Advent Group as consideration for a sale or other disposition of, any Advent Investments; and (ii) the amount of cash dividends and other cash distributions received by the Advent Group with respect to any Advent Investments. Notwithstanding anything to the contrary, the following shall be excluded from the calculation of “Advent Cash Amounts”: reimbursements paid to the Advent Group for costs or expenses, management, consulting, advisory, transaction or similar fees paid to the Advent Group or indemnification payments made to the Advent Group.

(d).	“Advent Group” means Advent and its Affiliates.

(e).

“Advent Investment Amount” means (without duplication) all Capital Contributions made by the Advent Group and all other cash amounts invested by the Advent Group, directly or indirectly, in the Company, whether before, at or after the Date of Grant.

(f).	“Advent Investments” means, without duplication, the PubCo Shares held, directly or indirectly, by the Advent Group and any other investment included in the definition of Advent Investment Amount.

(g).

“Affiliate” means, as to any individual or entity, any other individual and/or entity at that, directly or indirectly, controls, is controlled by, or is under common control with such individual and/or entity. For this purpose, the term “control” (including its correlative meanings “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of any individual and/or entity, whether through the ownership of securities or partnership or other ownership interests, by contract or other agreement, or otherwise.

(h).

“Capital Contribution” means, with respect to the Advent Group, the amount of money or value of property contributed, directly or indirectly, to the Company (as determined by the Administrator in accordance with the terms hereof) by the Advent Group at such time with respect to the PubCo Shares or any other equity interests of the Company held by the Advent Group.

(a)	“Change in Control” means the first to occur of any of the following events: means the first to occur of any of the following events:

(i)

an event in which any “person” as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934 (the “1934 Act”) (other than (A) the Company, (B) any subsidiary of the Company, (C) any trustee or other fiduciary holding securities under an employee benefit plan of the Company or of any subsidiary of the Company, and (D) any company owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their ownership of shares of the Company), is or becomes the “beneficial owner” (as defined in Section

13(d) of the 1934 Act), together with all affiliates and associates (as such terms are used in Rule 12b-2 of the General Rules and Regulations under the 1934 Act) of such person, directly or indirectly, of securities of the Company representing more than 50% of the combined voting power of the Company’s then outstanding securities;

(ii)

the consummation of the merger or consolidation of the Company with any other company, other than (A) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity), in combination with the ownership of any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any subsidiary of the Company, at least 50% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation and (B) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) after which no “person” “beneficially owns” (with the determination of such “beneficial ownership” on the same basis as set forth in clause (i) of this definition) securities of the Company or the surviving entity of such merger or consolidation representing more than [50]% of the combined voting power of the securities of the Company or the surviving entity of such merger or consolidation;

(iii)

if during any period of twelve months, individuals who, at the beginning of such period, are members of the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the members of the Board; provided, however, that if the appointment or election (or nomination for election) of any new Board member subsequent to the Date of Adoption was approved or recommended by a majority vote of the members of the Incumbent Board then still in office, such new member will, for purposes of this Agreement, be considered as a member of the Incumbent Board; or

(iv)	the complete liquidation of the Company or the sale or disposition by the Company of all or substantially all of the Company’s assets.

(i).

“Covenant Breach” means a breach of any non-competition, non-solicitation, nondisparagement or confidentiality obligations in any agreement entered into by and between the Manager and the Company or one of its Subsidiaries, including the Employment Agreement.

(j).	“Employment Agreement” means the Employment Agreement by and between Nielsen Consumer LLC and the Manager, dated February 12, 2025.

(k).

“Good Leaver Termination” means a Termination of Service: (i) by the Company or applicable Subsidiary without Cause or (ii) by the Manager for Good Reason. For the avoidance of doubt, a Good Leaver Termination shall not include a Termination of Service: (A) by the Company or applicable Subsidiary for Cause or when grounds for Cause exist, (B) as a result of a Covenant Breach or (C) due to death or Disability.

(l).	“Good Reason” shall have the meaning given to such term in the Employment Agreement.

(m).	“Measurement Date” means any date upon which Advent Cash Amounts are received by the Advent Group.

(n).	“MOIC” means as of any Measurement Date, the quotient obtained by dividing (i) the Advent Cash Amounts by (ii) the Advent Investment Amount.

(o).

“Non-Cash Proceeds” means all non-cash property and securities, as of any Measurement Date, received by the Advent Group, and shall include the right to receive contingent or deferred consideration (e.g. pursuant to an escrow arrangement, an “earn-out”, holdback or purchase price adjustment), in each case, with respect to the Advent Investments or of the Company.

(p).	“PubCo Shares” means ordinary shares of the Company.

(q).	“Termination of Service” means the Manager’s cessation of Active Service for any reason.

(r).	“Tranche 2 Vesting Percentage” means: [Omitted.]

(s).	“Tranche 3 Vesting Percentage” means: [Omitted.]

(t).	“Tranche 4 Vesting Percentage” means: [Omitted.]

3.	Vesting. [Omitted.]

4.	[Reserved.]

5.	Risk of Forfeiture; Recovery of Compensation.

(a).

Subject to Sections 3(d) and 3(e) above, if the Manager’s Active Service ceases for any reason, any then outstanding Restricted Shares acquired by the Participant hereunder will be automatically and immediately forfeited. The Participant hereby (a) appoints the Company as the Participant’s attorney-in-fact to take such actions as may be necessary or appropriate to effectuate a transfer of the legal title of any such shares that are unvested and forfeited hereunder, (b) agrees to deliver to the Company, as a precondition to the issuance of any certificate or certificates with respect to Restricted Shares hereunder or the entry of the Participant or the Manager’s name (or the name of their nominee) in the Company’s Register of Members in respect of Shares, one or more share powers, endorsed in blank, with respect to such shares, and (c) agrees to sign such other powers and take such other actions as the Company may reasonably request to accomplish the transfer or forfeiture of any Restricted Shares that is forfeited hereunder. Any transfer or forfeiture of Shares under this section shall constitute an acquisition by the Company for no consideration and cancellation in accordance with, respectively, Section 102(1)(a) and Section 106 of the Companies Act 2014 of Ireland.

(b).

The Administrator may cancel, rescind, withhold or otherwise limit or restrict this Award at any time if the Participant or the Manager is not in compliance with all applicable provisions of this Agreement and the Plan. By accepting, or being deemed to have accepted, the Award, the Participant and the Manager expressly acknowledge and agree that the Participant’s rights, and those of any permitted transferee of the Shares, under this Agreement, including the right to any Shares acquired under this Award or proceeds from the disposition thereof, are subject to Section 6(a)(5) of the Plan (including any successor provision). The Participant and the Manager further agree to be bound by the terms of any clawback or recoupment policy of the Company that applies to incentive compensation that includes awards such as this Award.

6. Restrictive Covenants. Without limitation to any other non-competition, non-solicitation, non-disparagement or confidentiality obligations to which the Participant or the Manager is subject in respect of the Company or any of its Affiliates, (a) the restrictive covenants set forth in the Employment Agreement are incorporated herein by reference, (b) the Manager hereby re-affirms the Manager’s restrictive covenant obligations under the Employment Agreement and nothing contained in this Agreement shall cancel, change or modify the Participant’s or the Manager’s obligations thereunder, and (c) the Participant and the Manager acknowledge and agree that the grant of the Award constitutes additional consideration supporting such restrictive covenants.

7. Services of the Manager. For all purposes of this Agreement and the Plan, each reference to the Participant shall automatically be deemed also to reference the Manager wherever such reference by context would relate to the provision of Active Services by the Manager.

8. Retention of Certificates. Any certificates representing Restricted Shares will be held by the Company. If Restricted Shares are held in book entry form, the Participant agrees that the Company may give stop transfer instructions to the depository to ensure compliance with the provisions hereof.

9. Legend. Where issued, any certificates representing Restricted Shares will contain a legend substantially in the following form:

THE TRANSFERABILITY OF THIS CERTIFICATE AND THE SHARES REPRESENTED HEREBY ARE SUBJECT TO THE TERMS AND CONDITIONS (INCLUDING FORFEITURE) OF THE NIQ GLOBAL INTELLIGENCE PLC 2025 EQUITY INCENTIVE PLAN AND A RESTRICTED SHARE AGREEMENT ENTERED INTO BETWEEN THE REGISTERED OWNER AND NIQ GLOBAL INTELLIGENCE PLC. COPIES OF SUCH PLAN AND AGREEMENT ARE ON FILE IN THE OFFICES OF NIQ GLOBAL INTELLIGENCE PLC.

Where certificates have been issued in respect of Restricted Shares, as soon as practicable following the vesting of any such Restricted Shares the Company shall cause a certificate or certificates covering such shares, without the aforesaid legend, to be issued and delivered to the Participant. If any Restricted Shares are held in book-entry form, the Company may take such steps as it deems necessary or appropriate to record and manifest the restrictions applicable to such shares.

10. Dividends, etc. The Participant will be entitled to (i) receive any and all dividends or other distributions paid with respect to those Restricted Shares of which the Participant is the record owner on the record date for such dividend or other distribution, and (ii) vote any Restricted Shares of which the Participant is the record owner on the record date for such vote; provided, however, that any property (other than cash) distributed with respect to Restricted Shares (the “associated share”) acquired hereunder, including without limitation a distribution of Shares by reason of a share dividend, share split or otherwise, or a distribution of other securities with respect to an associated share, will be subject to the restrictions of this Agreement in the same manner and for so long as the associated share remains subject to such restrictions, and will be promptly forfeited if and when the associated share is so forfeited; and further provided, that the Administrator may require that any cash distribution with respect to the shares other than a normal cash dividend be placed in escrow or otherwise made subject to such restrictions as the Administrator deems appropriate to carry out the intent of the Plan. References in this Agreement to Restricted Shares refer, mutatis mutandis, to any such restricted amounts.

11. Sale of Unrestricted Shares; Nontransferability of Shares. The Participant understands that the Participant will be free to sell any Restricted Share once it has vested and become an Unrestricted Share, subject to (i) satisfaction of any applicable tax withholding requirements with respect to the vesting or transfer of such share; (ii) the completion of any administrative steps (for example, but without limitation, the transfer of certificates) that the Company may reasonably impose; and (iii) applicable requirements of federal and state securities laws. The Restricted Shares may not be transferred except as expressly permitted under Section 6(a)(3) of the Plan.

12. Certain Tax Matters.

(a).

The Participant and the Manager expressly acknowledges that the award or vesting of the Restricted Shares acquired hereunder, and the payment of dividends with respect to such shares, may give rise to emoluments, “wages” or a benefit in kind which would be subject to withholding taxes in respect of income taxes, social security contributions and / or other payroll taxes. The Participant and the Manager expressly acknowledges and agrees that the Participant’s rights hereunder are subject to the Participant or the Manager promptly remitting to the Company in cash or by check (or by such other means as may be acceptable to the Administrator) an amount sufficient to satisfy all taxes required to be withheld in connection with such award, vesting or payment. The Participant and the Manager authorize the Company and its subsidiaries to withhold any amounts due in respect of any required tax withholdings or payments from any amounts otherwise owed to the Participant or the Manager, but nothing in this sentence may be construed as relieving the Participant or the Manager of any liability for satisfying the Participant’s or the Manager’s obligation under the preceding provisions of this Section.

(b).

Within thirty (30) days from the Date of Grant, the each of the Participant and the Manager shall execute and file with the Internal Revenue Service an election under Section 83(b) of the Code with respect to the grant of Shares under this Agreement substantially in the form attached hereto as Exhibit A, and the Participant and the Manager shall each provide the Company with a copy of such executed and filed election promptly thereafter.

13. Effect on Employment. Neither the grant of the Restricted Shares, nor the vesting of any portion of the Restricted Shares will give the Participant or the Manager any right to be retained in the employ or service of the Company or any of its subsidiaries, affect the right of the Company or any of its subsidiaries to discharge the Participant or the Manager at any time, or affect any right of the Participant or the Manager to terminate the Participant’s or the Manager’s Service at any time.

14. Release of Incentive Shares. In consideration for the Award, the Participant hereby unconditionally, irrevocably and forever releases and discharges any rights, title or interest the Participant has or may have with respect to the Incentive Shares.

15. Provisions of the Plan. This Agreement is subject in its entirety to the provisions of the Plan, which are incorporated herein by reference. A copy of the Plan as in effect on the Date of Grant has been furnished to the Participant. By accepting, or being deemed to have accepted, all or any portion of the Restricted Shares, the Participant and the Manager agrees to be bound by the terms of the Plan and this Agreement. In the event of any conflict between the terms of this Agreement and the Plan, the terms of the Plan will control. Notwithstanding anything to the contrary in the Plan, in the event that the Administrator determines to make adjustments to outstanding Awards pursuant to Section 7(b) of the Plan, no such adjustment shall be made to the Shares issued hereunder without the Participant’s consent.

16. Form S-8 Prospectus. The Participant acknowledges that the Participant has received and reviewed a copy of the prospectus required by Part I of Form S-8 relating to Shares that may be issued under the Plan.

17. Share Ownership Guidelines. The Restricted Shares are subject to the Company’s Share Ownership Guidelines, as adopted from time to time, as such guidelines may be amended, revised or supplemented from time to time (the “Guidelines”). By accepting or being deemed to have accepted the Restricted Shares, the Participant acknowledges and agrees to comply with the terms and conditions of the Guidelines.

18. Acknowledgements. The Participant and Manager acknowledges and agrees that:

(a).

The grant of Restricted Shares is considered a one-time benefit and does not create a contractual or other right to receive any other award under the Plan, benefits in lieu of such awards or any other benefits in the future.

(b).

The Plan is a voluntary program of the Company and future awards, if any, will be at the sole discretion of the Company, including, but not limited to, the timing of any award, the amount of any award, vesting provisions and purchase price, if any.

(c).

The value of the Restricted Shares is an extraordinary item of compensation outside of the scope of the Participant’s employment. As such, the Restricted Shares are not part of normal or expected compensation for purposes of calculating any severance, resignation, redundancy, end of service payments, bonuses, long-term service awards, pension or retirement benefits or similar payments.

(d).

The Participant authorizes the Company to use and disclose to any agent administering the Plan or providing recordkeeping services with respect to the Plan such information and data as the Company shall request in order to facilitate the grant of the Restricted Shares, the administration of the Restricted Shares and the administration of the Plan, and the Participant waives any data privacy rights the Participant may have with respect to such information or the sharing of such information.

(e).

This Agreement may be executed in two or more counterparts, each of which will be an original and all of which together will constitute one and the same instrument, (ii) this Agreement may be executed and exchanged using facsimile, portable document format (PDF) or electronic signature, which, in each case, will constitute an original signature for all purposes hereunder, and (iii) such signature by the Company will be binding against the Company and will create a legally binding agreement when this Agreement is countersigned by the Participant.

[Signature page follows.]

The Company, by its duly authorized officer, and the Participant have executed this Agreement as of the Date of Grant.

NIQ GLOBAL INTELLIGENCE PLC

By:

Name:
Title:

Agreed and Accepted:

By
PAVENTURES II, LLC

By
JAMES PECK

EXHIBIT A

SECTION 83(B) ELECTION